Exhibit 5.2

110 Fetter Lane London EC4A 1AY +44 20 7903 1000 tel +44 20 7903 0990 fax

To:	Signet UK Finance plc

110 Cannon Street

London EC4N 6EU

(the “Company” and/or “you”)

19 May 2014

Dear Sirs

1	INTRODUCTION

1.1	We have acted as English legal advisers to you and the English Guarantors in connection with the offer and sale by you of $400,000,000 aggregate principal amount of 4.700% Senior Notes due 2024 (the “Notes”), and the related guarantees thereof, including the guarantee of the English Guarantors (the “English Guarantees”), pursuant to an underwriting agreement, dated May 14, 2014 (the “Agreement”), among the Issuer, the English Guarantors, the other guarantors party thereto (together with the English Guarantors, the “Guarantors”) and J.P. Morgan Securities LLC, as representative of the underwriters named therein.

1.2	Terms defined in the Agreement shall have the same meaning when used in this opinion unless otherwise defined. We have taken instructions solely from you and nothing in this opinion shall imply that we owe any duty of care to any other party other than the addressees of the opinion. The Company and the English Guarantors, each an “English Company” and together the “English Companies”.

2	DOCUMENTS EXAMINED

2.1	In order to give this opinion we have examined only the documents and information listed below:

(a)	the Registration Statement on Form S-3 (File No. 333-195865), filed with the U.S. Securities and Exchange Commission by the Issuer and the Guarantors on May 12, 2014, (the “Registration Statement”);

(b)	the prospectus, dated as of May 12, 2014 (the “Base Prospectus”), which forms a part of the Registration Statement;

(c)	the preliminary prospectus supplement, dated May 14, 2014;

(d)	the prospectus supplement, dated May 14, 2014 (the “Prospectus Supplement”, and together with the Base Prospectus, the “Prospectus”);

(e)	the base indenture, dated as of May 19, 2014, among the Issuer, the Guarantors and Deutsche Bank Trust Company Americas, as trustee, as supplemented by the first supplemental indenture dated as of May 19, 2014 (the “Indenture”) (including the English Guarantees);

(f)	the global certificate representing the Notes;

(g)	the Agreement;

(h)	a certified copy of the certificate of incorporation, memorandum and articles of association of each English Company;

(i)	a certified copy of unanimous written resolutions of the board of directors of each English Company held on 9 May 2014 relating (among other things) to the Documents;

(j)	a certified copy of a unanimous written resolution of the shareholders of each English Company dated 9 May 2014 relating (among other things) to the Documents;

(k)	a copy of an executed certificate from each English Company dated 19 May 2014 in relation to the Documents and related documents;

(l)	the results of an on-line search in respect of each English Company on the Companies House Direct Service made on the date of this opinion at 10:35 a.m. (the “Company Searches”); and

(m)	the information revealed by an electronic search in respect of each English Company at the Central Register of Winding-Up Petitions made on the date of this opinion at 10:25 a.m. (the “Winding-Up Enquiry”).

2.2	The documents listed in paragraphs 2.1(e) and (f) above are referred to together as the “Documents”.

3	SCOPE OF OPINION

3.1	This opinion is given only with respect to English law in force at the date of this opinion as applied by the English courts. We express no opinion as to the laws of any other jurisdiction (including to the extent that they may affect matters of English law) or the application of English or any other law by any other courts or on the enforceability of judgments of any other courts.

3.2	You expressly agree that we have no responsibility to advise you of any change to this opinion after the date of this letter.

3.3	We give no opinion as to matters of fact.

3.4	This opinion is given on the basis that it is governed by and shall be construed in accordance with English law and all matters (including without limitation, any contractual or non-contractual obligation) arising from or connected with it are governed by, and will be construed in accordance with, English law.

4	ASSUMPTIONS

In considering the Documents and in giving this opinion, we have without further investigation or enquiry assumed:

4.1	the genuineness of all signatures, stamps and seals on all documents, that all signatures, stamps and seals were applied to a complete and final version of the document on which they appear and that all signatures which purport to have been attested were made in the presence of the purported witness;

4.2	the conformity to the originals of those Documents (and the other documents referred to in paragraph 2.1) submitted to us as certified, conformed, facsimile or PDF copies, electronic copies or photocopies and the authenticity, accuracy and completeness of those original documents and any Document submitted to us as an original;

4.3	that no amendments (whether oral, in writing or by conduct of the parties) have been made to any of the Documents;

4.4	that there have been no amendments to the memorandum and articles of association of any of the English Companies as compared to the form certified as being in force and provided to us in connection with the giving of this opinion;

4.5	the written resolutions of the board of directors of each English Company referred to in paragraph 2.1(i) were signed by or on behalf of all the directors of the relevant English Company who at the date of the relevant resolution would have been entitled to attend and vote at a board meeting of the relevant English Company and accordingly the resolutions were validly passed and remain in full force and effect without modification;

4.6	the resolutions of the shareholders of each English Company referred to in paragraph 2.1(j) were signed by or on behalf of all the members of the relevant English Company who at the date of the relevant resolution would have been entitled to attend and vote at a meeting of the relevant English Company and accordingly the resolutions were validly passed and remain in full force and effect without modification;

4.7	each of the Documents has been executed on behalf of each English Company party thereto by the person(s) authorised in the resolutions referred to in paragraph 2.1(i);

4.8	the absence of any fraud or mutual mistake of fact and that there is no other arrangement (whether legally binding or not) between all or any of the parties or any other matter which affects the conclusions stated in this opinion;

4.9	that none of the proposed transactions contravenes section 678 or section 679 of the Companies Act 2006; and

4.10	all applicable provisions of the Financial Services and Markets Act 2000 and any applicable secondary legislation made under it have been complied with in respect of the Documents.

5	OPINION

Based on the above assumptions and subject to the qualifications set out below in paragraph 6, and any matters not disclosed to us, we are of the opinion that:

5.1	each English Company is a company duly incorporated and existing under the laws of England;

5.2	each English Company has the corporate power and authority to enter into and perform its obligations under the Documents to which it is a party; and

5.3	each English Company has authorised by all necessary corporate action the execution, delivery and performance of each Document to which it is a party.

6	QUALIFICATIONS

The opinions expressed in paragraph 5 above are subject to the following qualifications:

6.1	the Company Searches and the Winding-up Enquiry are not conclusively capable of revealing whether or not a winding up petition or administration petition or order has been presented or made, a receiver, administrative receiver, administrator or liquidator appointed, a company voluntary arrangement proposed or approved or any other insolvency proceeding commenced;

6.2	we express no opinion as to compliance or otherwise with the financial limitations on borrowings or the giving of guarantees or security, as applicable, by any English Company contained in that English Company’s articles of association;

6.3	we express no opinion as to any taxation matters; and

6.4	this opinion is subject to any limitations arising from (a) the laws of bankruptcy, insolvency, liquidation, receivership and moratorium; (b) reorganization; or (c) other laws of general application relating to or affecting the rights of creditors.

We hereby consent to the filing of this opinion letter as an exhibit to a Current Report on Form 8-K of Signet Jewelers Limited filed with the Commission and thereby incorporated by reference into the Registration Statement. In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the Commission.

Yours faithfully,

Weil, Gotshal & Manges